Exhibit 99.1

Solta Medical to Acquire Sound Surgical Technologies

Transaction Expands Solta’s Presence in the Body Contouring Market and is

Expected to be Accretive within 12 Months

Solta Provides Preliminary Fourth Quarter 2012 Results

Conference Call Today at 6 p.m. EST

HAYWARD, Calif., January 29, 2013 — Solta Medical, Inc. (NASDAQ: SLTM), a global leader in the medical aesthetics market, today announced it has entered into a definitive agreement to acquire privately-held Sound Surgical Technologies LLC. Under the terms of the agreement, Solta will acquire Louisville, Colorado-based Sound Surgical for $25.5 million in Solta common stock and $5.0 million in cash. Excluding acquisition and integration related charges, the transaction is expected to be accretive to Solta Medical’s quarterly earnings within twelve months.

In addition to the payments due at closing, Sound Surgical unit holders are entitled to receive up to $9.5 million of contingent payments that would be paid in Solta common stock based on revenue from Sound Surgical products in 2013. The proposed transaction becomes increasingly accretive to Solta Medical as Sound Surgical achieves the higher end of the revenue range. Sound Surgical unit holders who are due to receive approximately three-quarters of the Solta common stock at close have entered into lock-up agreements not to sell more than one-third of Solta shares received at closing from the effectiveness of a resale registration statement to 180 days after closing, and an additional one-third from 181 to 270 days following closing. Solta Medical expects to close the transaction during the first quarter of 2013.

Sound Surgical’s unaudited revenue for the year ended December 31, 2012 rose over 40% from 2011 to approximately $23 million and the company generated EBITDA of approximately $2 million for the year. Sound Surgical markets leading surgical and non-invasive body shaping products utilizing ultrasound technology. Sound Surgical’s VASER Lipo® system uses ultrasound waves to selectively emulsify fatty tissue prior to extraction from the body. By emulsifying targeted fat cells, VASER technology allows physicians to perform fat extraction with less tearing of the surrounding tissues, thus reducing blood loss, pain and bruising. Studies comparing VASER Lipo with traditional tumescent liposuction procedures show reduced post-operative pain and improved patient recovery. The VASER Lipo system received initial FDA clearance in 2002. Additional Sound Surgical product lines used in surgical body shaping applications include VASERsmooth™, PowerX®, and Origins™. Sound Surgical’s non-invasive VASER® Shape system targets cellulite by heating fatty tissue in conjunction with lymphatic massage.

“Sound Surgical provides Solta with a complementary, diversified product portfolio targeting the over $500 million body contouring market segment and the transaction meets our key acquisition criteria,” said Stephen J. Fanning, Chairman, President and CEO. “In combination with our rapidly growing Liposonix product line, the acquisition presents significant cross-selling opportunities to plastic surgeons and dermatologists, as well as expanded international sales potential. Sound Surgical generated over 40% revenue growth during 2012 and we believe there is room to build on their market momentum this year while generating a bottom line contribution to Solta. We welcome the Sound Surgical team to Solta and look forward to the contributions of David Holthe as he will join our Board of Directors on closing of the transaction.”

“Solta has demonstrated a unique ability within our industry to build brands, create cross-selling opportunities and foster international adoption,” said David Holthe, Manager and Chairman of the Management Committee of Sound Surgical. “We believe that by combining our sales organization with Solta’s, we will enhance market penetration of our highly differentiated technologies with plastic surgeons and dermatologists. Our team looks forward to becoming part of Solta Medical.”

Daniel S. Goldberger, CEO of Sound Surgical, has also agreed to stay on as a consultant to Solta Medical for a period of six months upon close of the transaction.

Solta Medical also provided the following information on unaudited preliminary financial results for the fourth quarter and the twelve months ended December 31, 2012:

•

Revenue for the fourth quarter in the range of $39.5 million to $40.0 million. Revenue for the twelve months ended December 31, 2012 in the range of $144.2 million to $144.7 million which exceeds the company’s previously issued guidance of $142 million to $144 million.

•	GAAP and non-GAAP gross margin for the fourth quarter in the range of 60% to 61% and 64% to 65%, respectively.

•	GAAP and non-GAAP operating income for the fourth quarter to be in the range of $0.6 million to $0.9 million and $3.0 million to $3.3 million, respectively.

•

Cash as of December 31, 2012 was $38.1 million and the company had additional cash resources available through an $8 million revolving credit facility with Silicon Valley Bank. The company recently agreed to an amendment with Silicon Valley Bank to expand this credit facility to $12 million.

The company provides non-GAAP financial measures that exclude amortization and other acquisition related charges, non-cash stock based compensation charges, and charges for the fair value reassessment of acquisition related contingent liabilities.

Solta Medical expects to report fourth quarter and full year 2012 financial results on February 19, 2013.

Raymond James served as exclusive financial advisor to Solta Medical and William Blair & Company, LLC served as exclusive financial advisor to Sound Surgical in this transaction.

Conference Call Information

The company will also host a conference call and webcast today, Tuesday, January 29, 2013, at 6:00 p.m. Eastern Time (3:00 p.m. Pacific) to discuss the acquisition and current corporate developments. The dial-in number for the conference call is 800-762-8779 for domestic participants and 480-629-9645 for international participants.

To access the live webcast of the call, go to Solta Medical’s website at www.solta.com and click on Investor Relations. An archived webcast will also be available at www.solta.com.

Non-GAAP Presentation

To supplement the condensed consolidated financial information presented on a GAAP basis, management has provided non-GAAP gross margin and non-GAAP operating income measures that exclude amortization and other acquisition related charges, non-cash stock based compensation charges, and charges for the fair value reassessment of acquisition related contingent liabilities. The company believes that these non-GAAP financial measures provide investors with insight into what is used by management to conduct a more meaningful and consistent comparison of the company’s ongoing operating results and trends, compared with historical results. This presentation is also consistent with the measures management uses to measure the performance of ongoing operating results against prior periods and against our internally developed targets. There are limitations in using these non-GAAP financial measures because they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. These non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP financial measures.

About Solta Medical, Inc.

Solta Medical, Inc. is a global leader in the medical aesthetics market providing innovative, safe, and effective solutions for patients that enhance and expand the practice of medical aesthetics for physicians. The company offers six aesthetic energy devices to address a range of issues, including skin resurfacing and rejuvenation with Fraxel® and Clear + Brilliant(TM), body contouring and skin tightening with Liposonix® and Thermage® and acne reduction with Isolaz® and CLARO(TM). As the innovator and leader in fractional laser technology, Fraxel delivers minimally invasive clinical solutions to resurface aging and sun damaged skin. Using similar fractional laser technology, Clear + Brilliant is a unique, cost-effective treatment to prevent and improve the early signs of photoaging. For body contouring, Liposonix is a non-surgical treatment to reduce waist circumference with advanced high-intensity focused ultrasound (HIFU) technology to permanently destroy targeted fat beneath the skin. Thermage is an innovative, non-invasive radiofrequency procedure for tightening and contouring skin. Isolaz was the first laser or light based system indicated for the treatment of inflammatory acne, comedonal acne, pustular acne, and mild-to-moderate inflammatory acne. CLARO is a personal care acne system that is the first FDA cleared over-the-counter IPL device that uses a powerful combination of both heat and light to clear skin quickly and naturally. More than two million procedures have been performed with Solta Medical’s portfolio of products around the world. For more information about Solta Medical, call 1-877-782-2286 or log on to www.Solta.com.

About Sound Surgical Technologies

Sound Surgical Technologies designs, develops, manufactures and distributes market leading surgical and non-invasive body shaping products that are backed by strong science and clinical efficacy, including the VASER Lipo®, VASER® Shape, PowerX®, TouchView®, Origins™ and VASERsmooth™ product lines. The company has been a well-respected and trusted manufacturer of ultrasound-assisted liposuction technology since 1998 and has spent the past two years building out a complete suite of body shaping products designed to serve the aesthetic market. Sound Surgical Technologies designs and builds its products in Louisville, CO and sells the equipment through a direct sales channel in the USA, Canada, United Kingdom, and Ireland and through distributor partners worldwide. For more information on Sound Surgical Technologies and all of the company’s product lines, please visit www.SoundSurgical.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks and uncertainties, which may cause Solta Medical’s actual results to differ materially from the statements contained herein. Further information on potential risk factors that could affect Solta Medical’s business and its financial results are detailed in its Form 10-K for the year ended December 31, 2011, and other reports as filed from time to time with the Securities and Exchange Commission. Forward looking statements include the expectations of the Sound Surgical acquisition being accretive to the company in future periods, the ability to successfully cross-sell products and the anticipated closing date of the transaction, as well as Solta Medical’s expected results for the fourth quarter and full year 2012. Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date they are made. Solta Medical undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

SOURCE Solta Medical, Inc.

CONTACT:

Jack Glenn	Doug Sherk/Jenifer Kirtland
Chief Financial Officer	EVC Group
510-786-6890	415-568-9394

Web Site: http://www.Solta.com